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                                                                 EXHIBIT 10.29


                CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT
                         WESTPORT RESOURCES CORPORATION

         This CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT (the "Agreement") is entered into as of December 1, 2001, between Westport Resources Corporation ("Westport"), and Howard L. Boigon ("the Employee").

                                    RECITALS

         WHEREAS, the Employee is a key employee of Westport and serves as Westport's Vice President--General Counsel and Secretary, and Westport and the Employee desire to set forth herein the terms and conditions of the Employee's compensation in the event of a termination of the Employee's employment in connection with a Change in Control (as defined below).

         WHEREAS, in the event of a Change in Control, the Employee may be vulnerable to dismissal without regard to quality of the Employee's service, and Westport believes that it is in the best interests of Westport to enter into this Agreement in order to ensure fair treatment of the Employee and to reduce the distractions and other adverse effects upon such the Employee's performance which are inherent in such a Change in Control.

         WHEREAS, this Agreement is not intended to be and shall not constitute an employment contract between Westport and the Employee or to impose any obligation upon Westport to retain the Employee. The Employee acknowledges that the Employee is an "at-will" employee of Westport and that Westport may terminate his or her employment at any time with or without cause and with or without notice.

         NOW, THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

         1. Definitions. For purposes hereof, the following terms shall have the following meanings:

                  a. "Affiliate" shall mean, with respect to any Person (as defined herein), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote the securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors of a corporation or other Persons performing similar functions for any other type of Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, as general partner, as trustee or otherwise.


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                  b. "Bonus Amount" shall mean the average of the annual bonuses earned by the Employee for the three calendar years in which bonuses were paid preceding the year of Employee's termination, or if the Employee has been employed by the Company for less than three calendar years prior to termination, the average for such lesser period of time (excluding years in which bonuses were not paid). The Board of Directors shall determine, taking into consideration Company performance, target bonus amounts and other factors, the Bonus Amount of the Employee if the Employee has not been employed by the Company for a period of time during which bonuses have been paid.

                  c. "Cause" shall mean: (i) the Employee's material breach of any terms of this Agreement; (ii) the Employee's willful and continued failure to perform his or her job duties and responsibilities; (iii) the Employee's dishonesty towards, fraud upon, crime against, deliberate or attempted injury or bad faith action with respect to Westport or any of its Affiliates; or (iv) the Employee's conviction for any felony crime (whether in connection with Westport's or any of its Affiliates' affairs or otherwise); provided, however, that with respect to clauses (i) and (ii), no such breach or failure shall constitute Cause unless such breach or failure continues after 30 days following written notice by Westport the Employee of such breach or failure setting forth with specificity the nature of such breach or failure.

                  d. "Change in Control" shall have occurred if (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Westport or the current beneficial owners or their Affiliates (as defined herein) are or become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than one-half of the then outstanding voting stock of Westport; or (b) there occurs a merger or consolidation of Westport with any other corporation, other than a merger of consolidation which would result in the voting securities of Westport outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of Westport or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of Westport or an agreement for the sale or disposition by Westport of all or substantially all of Westport's assets.

                  e. "Disability" shall mean a physical or mental infirmity which impairs the Employee's ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

                  f. "Good Reason" shall include any of the following:

                           (i) Westport's assignment to the Employee of duties
                  inconsistent with, or a substantial alteration in the nature of, the Employee's responsibilities in effect immediately prior to the Change in Control;

                           (ii) (A) a reduction in either the Employee's salary
                  or target bonus (if a target bonus has been established for the Employee) as each is in effect on the date of a Change in Control, or (B) the discontinuance or material adverse alteration of any


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                  material pension, welfare or fringe benefit enjoyed by
                  Employee on the date of a Change in Control, unless such action relates to a discontinuance of benefits on a management-wide or Company-wide basis;

                           (iii) Westport's relocation of the Employee to any
                  place in excess of 50 miles from the Employee's place of employment immediately prior to the Change in Control without the Employee's written consent, except for reasonably required travel by the Employee on Westport's business;

                           (iv) any material breach by Westport of any provision
                  of this Agreement, if such material breach has not been cured within 30 days following written notice by the Employee to Westport of such breach setting forth with specificity the nature of the breach; or

                           (v) any failure by Westport to obtain the assumption
                  of this Agreement by any successor (by merger, consolidation or otherwise) or assign of Westport.

                  g. "Person" shall mean any individual, partnership, joint venture, firm, company, corporation, association, trust or other enterprise or any government or political subdivision or any agent, department or instrumentality thereof.

                  h. "Qualifying Termination" shall mean (i) a termination by the Employee of the Employee's employment with Westport for Good Reason within one year after the occurrence of a Change in Control or (ii) a termination of Employee's employment without Cause by Westport within one year after the occurrence of a Change in Control, or (iii) a termination of Employee's employment without Cause by Westport within six (6) months prior to the date of a Change in Control if the Employee reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or
(B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed provided that, in either case, a Change in Control shall actually have occurred. Neither a termination of Employee's employment due to Disability nor a termination of Employee's employment due to death shall constitute a Qualifying Termination.

         2. Term. If a Change in Control has not occurred within five (5) years of the date of this Agreement (the "Term"), this Agreement shall automatically expire. Following the Term, this Agreement may be renewed only by written agreement of the parties for successive one-year periods. If a Qualifying Termination occurs during the Term, this Agreement shall continue in full force and effect and shall not terminate until the Employee shall have received the severance compensation provided hereunder.

         3. Payment of Accrued Compensation upon a Qualifying Termination. If a Qualifying Termination occurs, the Employee shall immediately be paid all earned and accrued salary due and owing to the Employee, any bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), any benefits then due under any plans of Westport in which the Employee is a participant, any accrued and unpaid vacation pay and any appropriate business expenses incurred by


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the Employee in connection with his or her duties, all to the date of termination (collectively, "Accrued Compensation"). The Employee shall also be entitled to the severance compensation described in Section 4.

         4. Severance Compensation. The Employee shall be entitled to the following upon a Qualifying Termination under the conditions set forth below:

                  (a) Condition to Payment of Severance Compensation. Upon the Employee's execution of a "Release and Confidentiality Agreement" substantially in the form attached hereto as Exhibit A, Westport shall pay to the Employee severance compensation in an aggregate amount equal to three times the sum of the Employee's base salary and the Bonus Amount (the "Severance Amount").

                  (b) Computation and Payment of Severance Amount. The Severance Amount shall be computed by using the higher of the salary paid to the Employee:
(a) immediately preceding the Change in Control, or (b) immediately preceding the Employee's Qualifying Termination. The Severance Amount shall be paid without prejudice to the Employee's right to receive all Accrued Compensation. The Severance Amount shall be paid to the Employee in a lump sum within thirty
(30) days of the execution of the Release and Confidentiality Agreement. The Severance Amount shall be paid irrespective of the Employee's employment status with any other organization or self-employment; provided, however, that if the Employee should violate the terms of the Release and Confidentiality Agreement, Westport shall be under no further obligation to continue the payments or benefits hereunder.

                  (c) Certain Welfare Benefits. For a number of months equal to thirty-six (36) (the "Continuation Period"), Westport shall at its expense continue on behalf of the Employee and his or her dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization coverages and benefits provided to the Employee immediately prior to the Change in Control or, if greater, the coverages and benefits provided at any time thereafter. The coverages and benefits (including deductibles and costs) provided in this
Section 4(c) during the Continuation Period shall be no less favorable to the Employee and his or her dependents and beneficiaries, than the most favorable of such coverages and benefits referred to above. Westport's obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Employee obtains any such coverages and benefits pursuant to a subsequent employer's benefit plans, in which case Westport may reduce any of the coverages or benefits it is required to provide the Employee hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Employee than the coverages and benefits required to be provided hereunder. Neither this Section 4(c) nor any other provision of this Agreement shall not be interpreted so as to reduce any amounts otherwise payable, or in any way diminish the Employee's rights as an employee of Westport, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement or other plan or arrangement.

         5. Equity Grants. Immediately prior to a Change in Control, (i) all options granted by Westport to the Employee shall be 100% vested and immediately exercisable, and the exercise term thereof shall end upon the earlier of: the first anniversary of the date of termination of employment

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and the end of the original exercise term, and (ii) all restrictions shall lapse with respect to all grants of restricted stock held by Employee.

         6. Excise Tax Limitation.

                  a. Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Employee, by Westport, any Affiliate, any person who acquires ownership or effective control of Westport or ownership of a substantial portion of Westport's assets (within the meaning of Section 280G of the Code and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Notwithstanding the foregoing provisions of this Section 6(a), if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than 10% of the portion of the Total Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to the Employee under this Agreement shall be reduced to the maximum amount that could be paid to the Employee without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to the Employee. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment under Section 4(a), unless an alternative method of reduction is elected by the Employee. For purposes of reducing the Total Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other amounts) shall be reduced.

                  b. Determination by Accountant. All mathematical determinations, and all determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this Section, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Total Payments to the Safe Harbor Cap, amounts relevant to the last sentence of this Section 6(b), and the assumptions to be utilized in arriving at such determinations, shall be made at Westport's expense by an independent nationally recognized accounting firm selected by Westport (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to Westport and the Employee by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by Westport or the Employee (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee and Westport with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on his or her federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid


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to the Employee within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to Westport by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon Westport and the Employee, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the Determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by Westport should have been made ("Underpayment"), or that Gross-Up Payments will have been made by Westport which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by Westport to or for the benefit of the Employee. In the case of an Overpayment, the Employee shall, at the direction and expense of Westport, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Westport, and otherwise reasonably cooperate with Westport to correct such Overpayment, provided, however, that (i) the Employee shall not in any event be obligated to return to Westport an amount greater than the net after-tax portion of the Overpayment that he or she has retained or has recovered as a refund from the applicable taxing authorities and
(ii) this provision shall be interpreted in a manner consistent with the intent to make the Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee repaying to Westport an amount which is less than the Overpayment.

                  c. The Employee shall notify Westport in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Westport of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Employee is informed in writing of such claim and shall apprise Westport of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to Westport (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Westport notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                           (i) give Westport any information reasonably
                  requested by Westport relating to such claim,

                           (ii) take such action in connection with contesting
                  such claim as Westport shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Westport,

                           (iii) cooperate with Westport in good faith in order
                  effectively to contest such claim, and

                           (iv) permit Westport to participate in any
                  proceedings relating to such claim;


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provided, however, that Westport shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6(c), Westport shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Westport shall determine; provided, however, that if Westport directs the Employee to pay such claim and sue for a refund, Westport shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitation relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Westport's control of the contest shall be limited solely to such contested amount. Furthermore, Westport's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         7. Employment Status. This Agreement does not constitute a contract of employment or impose on the Employee or Westport any obligation to retain the Employee, or to change the status of the Employee's employment. The Employee acknowledges that the Employee is an "at-will" employee of Westport, and that Westport may terminate his or her employment at any time, with or without cause and with or without notice.

         8. Nature of Rights. The Employee shall have the status of a mere unsecured creditor of Westport with respect to his or her right to receive any payment under this Agreement. This Agreement shall constitute a mere promise by the Company to make payments in the future of the benefits provided for herein. It is the intention of the parties hereto that the arrangements reflected in this Agreement shall be treated as unfunded for tax purposes and, if it should be determined that Title I of ERISA is applicable to this Agreement, for purposes of Title I of ERISA. Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Westport and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with Westport. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of Westport shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

         9. Full Settlement. The Company's obligation to provide the payments and benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be

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affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment except as set forth in Section 4(c) with respect to certain welfare benefits. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses (collectively, "Legal Fees") which the Employee may reasonably incur as a result of any contest (including as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement) by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that the Company shall not pay the Legal Fees: (A) to the extent they were incurred with respect to a claim brought by the Employee in bad faith and/or (B) to the extent they were incurred where a determination has been made (either by a court or as part of a settlement agreement) that the Employee is not entitled to substantially all the amounts claimed by Employee whether or not such claims were made in bad faith.

         10. Miscellaneous.

                  a. Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible.

                  b. Withholding. All compensation and benefits to the Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

                  c. Entire Agreement; Modification. This Agreement represents the entire agreement between the parties and supersedes any prior agreements between the parties, written or oral, with respect to the subject matter covered hereby. This Agreement may be amended, modified, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall not affect such party's right at a latter time to enforce the same. No waiver by any party of the breach of any provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or of any other term of this Agreement.

                  d. Applicable Law. This Agreement shall be construed under and governed by the laws of the State of Colorado.

                  e. Successors and Assigns. This Agreement shall be binding upon, and shall issue to the benefit of, Westport's successors and assigns and the Employee's heirs and assigns.


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                  f. Nontransferability by Employee. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of December 1, 2001.


                                                 WESTPORT RESOURCES CORPORATION


                                                 BY: /s/ DONALD D. WOLF
                                                     ---------------------------
                                                     Donald D. Wolf
                                                     Chief Executive Officer

                                                 EMPLOYEE:


                                                 BY: /s/ HOWARD L. BOIGON
                                                     ---------------------------
                                                     Howard L. Boigon


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